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    12

GOLDEN ISLES FINANCIAL HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
GOLDEN ISLES FINANCIAL HOLDINGS, INC.
200 Plantation Chase
St. Simons Island, Georgia 31522


February 17, 1997


Dear Shareholders:

    The Board of Directors of a Company has a very important function in the operation of a business. Management must be accountable to the Board, and the board must demand that management be accountable. This is the safeguard which shareholders have against abuses within the company and against conduct by management which is not in the best interests of the shareholders. The directors signing this letter take this responsibility very seriously.

    Your Board of Directors, with the exception of Mr. Junkin and Mr. Lockyer, in the view the directors signing this letter, saw the business of Golden Isles Financial Holdings, Inc. being mismanaged. For the reasons set out in the enclosed proxy statement, the Board members signing this letter lost confidence in the Company's management. Your Board acted as we felt it was our responsibility to act and removed Mr. Junkin and Mr. Lockyer.

    Golden Isles Financial Holdings, Inc. is a company based in Glynn County, Georgia, with its principal business, The First Bank of Brunswick, headquartered in Brunswick, Georgia. Mr. Junkin has proposed that certain of the present local directors be removed or, in the alternative, the Board be expanded by five members and those positions be filled by persons of his choosing. We urge you to vote against the proposals to remove directors or to expand the Board and place on the Board the individuals selected by Mr. Junkin.

    Our goal for Golden Isles Financial Holdings, Inc. is to quickly achieve a level of sustainable growth that will safely maximize profits. The enclosed proxy statement sets out the business plan of the undersigned directors. After reading our plan carefully, we sincerely hope you agree with our vision and will give us your support.

    Your Board strongly believes in the business franchises that have been established over the past 80 months by The First Bank of Brunswick and First Credit Service Corporation. The future of your company is very bright. We have excellent talent in present management, very competent and dedicated employees, and a geographic market which is rapidly growing. We intend to grow these franchises in a prudent manner which will yield strong returns while maintaining safe and sound business practices.

    We ask that you vote against the proposals of Mr. Junkin.
The enclosed orange card has one space where you can vote against all of the proposals and we urge you to mark that space, sign the card and return it to Mr. Jimmy Veal in the self-addressed stamped envelope. If you have previously completed and returned the green card to Mr. Junkin, you may still rescind that vote by signing, dating and returning the orange card to the Company. EVEN IF YOU HAVE VOTED ON THE GREEN CARD TO
"WITHHOLD AUTHORITY" OR "AGAINST" PROPOSALS A AND B, YOU SHOULD STILL COMPLETE AND RETURN THE ORANGE CARD TO THE COMPANY. If your shares are held by a bank or a brokerage house, contact the person in charge of your account at the bank or brokerage house and instruct them to vote on the orange card against all proposals.

    If you have any questions, please feel free to contact Mr.
Hodges at The First Bank of Brunswick, (912) 267-9500, or any of the directors of the Company.


Very truly yours,


/s/L. Mac Harden
L. Mac Harden


/s/Kermit Keenum
Kermit Keenum


/s/Jimmy D. Veal
Jimmy D. Veal


/s/Michael D. Hodges
Michael D. Hodges


/s/Russell C. Jacobs, Jr.
Russell C. Jacobs, Jr.


/s/ J. Thomas Whelchel
J. Thomas Whelchel